EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Tel-Save Holdings, Inc.
New Hope, Pennsylvania

     We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statements on Forms S-8, Nos. 333-04479, 333-05923 and 333-4211 and Forms S-3, Nos. 333-14549, 333-23193 and 333-39787 of
our reports dated February 5, 1998, relating to the consolidated financial statements and schedule of Tel-Save Holdings, Inc. and subsidiaries, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

     We also consent to the reference to us under the caption "Experts" in the Prospectuses.

BDO Seidman, LLP



New York, New York
March 31, 1998